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Exhibit 99.1

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CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER CLOSES $175 MILLION 2 7/8 PERCENT CONVERTIBLE SENIOR SUBORDINATED
DEBENTURE OFFERING
Enhances Liquidity, Adds to Capitalization

        GREENWOOD VILLAGE, Colo.—December 2, 2003—CIBER, Inc. (NYSE: CBR) today took a major step in improving liquidity by adding $175 million of 2 7/8 percent convertible senior subordinated debentures due 2023 ("Debentures") to its capital structure in a private placement pursuant to Rule 144A under the Securities Act of 1933. The amount sold reflects the exercise in full by the initial purchasers of the Debentures of their option to purchase up to an additional $25 million aggregate principal amount of the Debentures.

        "This opportunity was simply too compelling to pass. It is very rare when companies can borrow debt with at least a five year maturity (the note has a twenty year maturity) at a low coupon like this. The lack of product for income investors and low Federal borrowing rates converged to give us a highly advantageous opportunity," said Mac Slingerlend, CIBER President and Chief Executive Officer.

        Basic terms of the transaction call for a fifty percent conversion premium to CIBER's closing price on November 25, 2003 of $9.09, or a conversion price of $13.64. In order for debenture holders to convert, CIBER's stock must trade at 120 percent of the conversion price, or $16.36, for at least 20 days of the 30 consecutive trading day-period ending on the last trading day of the preceding fiscal quarter. From December 20, 2008 until December 15, 2010, CIBER may call the debentures for redemption if the closing price of its stock is above $17.73 for at least 20 trading days within any 30 consecutive day trading period.

        As part of closing, CIBER repurchased approximately 5.3 million shares at $9.09 per share, or approximately $48.1 million, which represented 27.5 percent of the gross proceeds of the transaction. Thus, CIBER's fully diluted shares outstanding were reduced from approximately 65 million to approximately 60 million.

        "While we had approximately $350 million in equity on our balance sheet, we had no long-term debt and a relatively low cash balance. These proceeds will pay off existing debt, fund our pending acquisition and leave additional funds for acquisitions and working capital," continued Slingerlend.

        "As previously stated in our press release dated October 27, 2003, presuming our pending business combination with SCB Computer Technology closes in early January, it appears 2004 will easily surpass our high revenue year of 1999. Operating income margins are not back to 1999 levels, but have improved since 2001. We are hopeful better national and international economics with job growth will fuel further recovery of our industry sector," Slingerlend concluded.

        "We were very pleased with the execution of our investment banking team. Wachovia Securities was the book runner and led the deal with the participation of Robert W. Baird, Inc., Stifel Nicolaus & Co. and McDonald Investments, Inc. The investors' indications of interest in our deal were oversubscribed, a testament to the bankers' ability to execute this type of transaction. We appreciate their assistance in CIBER's first significant offering since January 1997," said David Durham, CIBER's Chief Financial Officer.

        The debentures were offered only to qualified buyers in reliance on Rule 144A of the Securities Act. The debentures have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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  Exhibit 99.1